File pursuant to Rule 424(b)(3)
                                                             File No. 333-113297

[LOGO]     DEARBORN CAPITAL
           MANAGEMENT, L.L.C

                                                                October 18, 2004


       SUPPLEMENT DATED OCTOBER 18, 2004 TO PROSPECTUS DATED APRIL 1, 2004

Dear Investor(s):

                          SEPTEMBER PERFORMANCE UPDATE

Performance for the Grant Park Futures Fund was positive for the month of September. Detailed performance for the Fund and the individual traders follows below:

                                                                       2004       % OF
                                                      SEPTEMBER        YTD         FUND      TOTAL NAV        NAV/UNIT
GRANT PARK FUTURES FUND CLASS A UNITS                   1.07%        -16.87%                   $60.4M         $992.576
GRANT PARK FUTURES FUND CLASS B UNITS                   0.99%        -17.41%                  $179.9M         $889.107
Rabar Market Research (Div)                             0.99%        -22.33%       23%
EMC Capital Management (Classic)                       -1.89%        -22.14%       23%
Eckhardt Trading (Global)                              -1.77%        -15.80%        6%
Graham Capital Management (GDP)                         3.43%         -8.25%       25%
Winton Capital Management (Div)                         3.45%          5.30%       12%
Saxon Investment Corp (Div)                             1.35%          0.91%        9%

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

High energy prices consumed the economic news for the month as Crude Oil closed the month at $49.64 per barrel, up $7.53 for the month. As a result, Grant Park's most significant gains were in the energy, metals and currency sectors:

ENERGY: The Fund's largest gains stemmed from long positions in the energy markets as prices continued to trend steadily upward. Declines in U.S. inventories, ongoing disruptions in Iraqi production, hurricane damage to the refineries in the Gulf of Mexico, as well as growing civil unrest in Nigeria all contributed to higher prices.

METALS: Positions in base metals markets also generated profits for the Fund. Profits accumulated in long positions in copper, nickel and aluminum. Prices moved higher amid evidence of renewed demand from China and were further supported by a weakening U.S. dollar.

CURRENCIES: Positions in the currency markets provided profits as mixed economic reports out of the U.S. continued to weaken the U.S. dollar. Long positions in both the Euro currency and Canadian dollar generated profits.

Profits generated in the sectors noted above were partially offset by losses suffered in both the interest rate and stock indices sectors. Mixed economic reports and uncertainty surrounding the future of interest rate hikes in both the U.S. and Europe gave way to volatility in both sectors, generating losses.


       550 West Jackson   Suite 1300   Chicago, IL 60661   312.756.4450
                          312.756.4452 fax 800.217.7955
   Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

Please contact our backoffice at funds@dearborncapital.com if you would like access to our website. The website contains daily Fund performance as well as weekly and monthly Fund performance with commentary. Other Fund statistics and information are also included. Please specify a user ID and password on your request. If you have any questions or concerns regarding your account, please do not hesitate to call our offices at (312) 756-4450.



Sincerely,

/s/ Margaret Manning
Margaret Manning
Vice President

Enclosures


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
       FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE
                               FOR ALL INVESTORS
      THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING
                               BY PROSPECTUS ONLY

        PERFORMANCE HOTLINE: (312) 788-2272 OR TOLL FREE: (866) 516-1574
                   PERFORMANCE IS REPORTED ON A WEEKLY BASIS.
                        E-MAIL: FUNDS@DEARBORNCAPITAL.COM







       550 West Jackson   Suite 1300   Chicago, IL 60661   312.756.4450
                          312.756.4452 fax 800.217.7955
   Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

                  GRANT PARK FUTURES FUND, LIMITED PARTNERSHIP
                                ACCOUNT STATEMENT
                       (PREPARED FROM BOOKS WITHOUT AUDIT)
                               FOR THE MONTH ENDED
                               SEPTEMBER 30, 2004
STATEMENT OF INCOME
-------------------

                                              MONTH         YEAR TO DATE         MONTH        YEAR TO DATE
                                            (A UNITS)        (A UNITS)         (B UNITS)        (B UNITS)
                                              IN US $          IN US $           IN US $          IN US $
TRADING INCOME (LOSS):
----------------------
Realized Trading Income (Loss)             (1,981,233)      (9,701,133)       (5,869,362)      (26,633,151)
Change in Unrealized Income (Loss)          3,078,786        1,596,933         9,120,840         4,751,137
Brokerage Commissions                         (46,955)        (382,377)         (139,105)         (898,448)
Exchange, Clearing Fees and NFA charges        (3,311)         (37,155)           (9,809)          (87,041)
Other Trading Costs                           (15,704)        (138,797)          (46,523)         (359,544)
Change in Accrued Commissions                 (10,830)         (35,054)          (32,080)          (72,055)
                                           ----------      -----------       -----------       -----------
NET TRADING INCOME (LOSS)                   1,020,753       (8,697,583)        3,023,961       (23,299,102)
                                           ----------      -----------       -----------       -----------

OTHER INCOME:
-------------
Interest, U.S. Obligations                     48,522          265,620           143,744           684,148
Interest, Other                                32,234          245,913            95,492           580,105
                                           ----------      -----------       -----------       -----------
TOTAL INCOME (LOSS)                         1,101,509       (8,186,050)        3,263,197       (22,034,849)
                                           ----------      -----------       -----------       -----------

EXPENSES:
---------
Incentive Fees to Trading Managers            101,356          807,072           300,266         1,427,853
Administrative Fees                            17,920          185,874            53,087           411,707
O&O Expenses                                   10,240           69,782           136,510           862,113
Brokerage Expenses                            327,677        2,610,017         1,001,073         6,322,166
Illinois Replacement Tax                            0           (6,431)                0           (40,797)
                                           ----------      -----------       -----------       -----------
TOTAL EXPENSES                                457,193        3,666,314         1,490,936         8,983,042
                                           ----------      -----------       -----------       -----------
NET INCOME (LOSS)                             644,316      (11,852,364)        1,772,261       (31,017,891)
                                           ==========      ===========       ===========       ===========

STATEMENT OF CHANGES IN NET ASSET VALUE:
---------------------------------------
Beginning Balance                          59,316,098       33,412,619       169,275,632        34,005,423
Additions                                   1,006,196       43,004,952         9,427,950       178,992,001
Net Income (Loss)                             644,316      (11,852,364)        1,772,261       (31,017,891)
Redemptions                                  (585,763)      (4,184,360)         (607,508)       (2,111,198)
                                           ----------      -----------       -----------       -----------
BALANCE AT SEPTEMBER 30, 2004              60,380,847       60,380,847       179,868,335       179,868,335
                                           ----------      -----------       -----------       -----------

Total Units Held at End of The Period                     60,832.45402                       202,302.31244
Net Asset Value Per Unit                                       992.576                             889.107
Rate of Return                                   1.07%          -16.87%             0.99%           -17.41%

                   TO THE BEST OF MY KNOWLEDGE AND BELIEF THE
             INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.


                                /s/ DAVID KAVANAGH
                            -------------------------
                            DAVID KAVANAGH, PRESIDENT

                      FOR DEARBORN CAPITAL MANAGEMENT, LLC
         GENERAL PARTNER OF GRANT PARK FUTURES FUND LIMITED PARTNERSHIP